UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 21, 2011

ULURU Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-49670	41-2118656
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4452 Beltway Drive
Addison, Texas 75001
(Address of principal executive offices) (Zip Code)

(214) 905-5145
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 21, 2011, ULURU Inc., a Nevada corporation ( the “Company”), received a notice from the NYSE Amex (the “Exchange”) indicating that the Company is below certain of the Exchange’s continued listing standards due to the Company not being in compliance with Section 1003(a)(iii) of the Company Guide.  The Exchange Staff indicated that its review of the Company’s Form 10-Q for the period year ended June 30, 2011, indicates that the Company does not meet the provisions of Section 1003(a)(iii) since the Company reported stockholders’ equity of less than $6,000,000 at June 30, 2011 and has incurred losses from continuing operations and/or net losses in its five most recent fiscal years ended December 31, 2010.

The Company was afforded the opportunity to submit a plan of compliance to the Exchange by October 21, 2011, that demonstrates the Company’s ability to regain compliance with Section 1003(a)(iii) of the Company Guide by March 21, 2013.  If the Company does not submit a plan of compliance, or if the plan is not accepted by the Exchange, the Company will be subject to delisting procedures as set forth in Section 1010 and part 12 of the Company Guide.

The Company believes it can provide the Exchange with a satisfactory plan by October 21, 2011, to show that it will be able to return to compliance with the minimum stockholder equity requirement.

While the notifications from NYSE Amex does not affect the current listing of the Company’s common stock, the Company’s failure to submit a plan of compliance with Section 1003(a)(iii) by October 21, 2011, or the failure of the NYSE Amex to accept any plan of compliance submitted, are likely to result in the Company no longer being listed on the NYSE Amex.

Item 8.01	Other Events.

On September 27, 2011, the Company issued a press release announcing its receipt from the Exchange of notice of the Company’s failure to satisfy a continued listing standard.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release dated September 27, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ULURU Inc.

Date: September 27, 2011	By:	/s/ Terrance K. Wallberg
Terrance K. Wallberg
Vice President and Chief Financial Officer

Exhibits

Exhibit No.	Description
99.1	Press Release dated September 27, 2011